Exhibit 99.1

TG Therapeutics Bolsters Board of Directors with the Appointment of Sagar Lonial, MD

New York, NY, (April 29, 2020)  TG Therapeutics, Inc. (NASDAQ: TGTX), today announced the appointment of Sagar Lonial, MD, FACP, to the Company’s Board of Directors. Dr. Lonial has extensive experience in multiple myeloma and lymphoma treatment and research, and most recently has focused on developing combinations of novel agents for B-cell malignancies, particularly evaluating combinations that may result in synergistic inhibition of the PI3K/Akt pathway. He currently serves as Professor and Chair of the Department of Hematology and Medical Oncology at the Emory University School of Medicine, as well as the Chief Medical Officer at Winship Cancer Institute of Emory University.

Michael S. Weiss, the Company’s Executive Chairman and Chief Executive Officer, stated, “We are extremely pleased to be welcoming Dr. Lonial to our Board. As an esteemed hematologist/oncologist who has extensive experience in research and development of novel combinations,  we believe Dr. Lonial will provide a unique and important expertise to our Board and our company. We look forward to Dr. Lonial’s significant insights especially as we transition into a commercial company and continue to drive toward our next generation regimens targeting B-cell malignancies.”

Dr. Lonial stated, “As I have a great interest in the development of novel combinatorial approaches in developing effective targeted therapy for myeloma and lymphoma patients, I’m  eager to be involved in TG’s mission of developing the best possible combination therapies for patients with B-cell diseases. Our research team at Emory has been involved with the development of umbralisib and ublituximab for many years and now I’m personally excited to be a part of this innovative company in hopes of bringing TG’s B-cell targeted pipeline to many patients in need.”

Sagar Lonial, MD, FACP, an internationally recognized authority in multiple myeloma and lymphoma treatment and research, has been nominated to join the TG Therapeutics Board of Directors. Dr. Lonial is involved in numerous professional organizations including the American Society of Clinical Oncology, American Society of Hematology, and the American Society for Blood and Marrow Transplantation, as well as involved in research with the Multiple Myeloma Research Foundation (MMRF), the Lymphoma Research Foundation (LRF) and the Leukemia and Lymphoma Society (LLS). He serves as Vice Chair of the Myeloma Committee in the Eastern Cooperative Oncology Group (ECOG) and as Chair of the Steering Committee for the Multiple Myeloma Research Consortium. Dr. Lonial has authored or coauthored over 200 peer-reviewed publications. He serves on the editorial board of the Journal of Clinical Oncology, Leukemia, is the myeloma editor for Clinical Lymphoma, Myeloma, and Leukemia, and is the hematologic malignancies section editor for the journal Cancer. Dr. Lonial earned his medical degree from the University of Louisville School of Medicine. He completed his internship and residency at Baylor College of Medicine in Houston, Texas, followed by a fellowship in hematology and oncology at Emory University School of Medicine in Atlanta, Georgia.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing multiple therapies targeting hematological malignancies and autoimmune diseases. Ublituximab (TG‑1101) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing umbralisib (TGR‑1202), an oral, once-daily dual inhibitor of PI3K-delta and CK1‑epsilon, which may lead to a differentiated safety profile. Both ublituximab and umbralisib, or the combination of which is referred to as "U2", are in Phase 3 clinical development for patients with hematologic malignancies, with ublituximab also in Phase 3 clinical development for Multiple Sclerosis. Additionally, the Company has recently brought into Phase 1 clinical development, its anti-PD-L1 monoclonal antibody, cosibelimab (TG‑1501), its covalently-bound Bruton’s Tyrosine Kinase (BTK) inhibitor, TG‑1701, as well as its anti-CD47/CD19 bispecific antibody, TG‑1801. TG Therapeutics is headquartered in New York City.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but may not be limited to, statements relating to the clinical development and commercialization of our product candidates and our combinatorial approach and the potential attributes and benefits of our products, either as monotherapy or in combination.  These forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially, including:  the risk that we will be unable to successfully and cost-effectively complete preclinical and clinical trials; the risk that early clinical trial results (both safety and efficacy),  will not be reproduced in future studies;  the risk that our products under development do not achieve regulatory approval or become commercially successful;  and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission.  Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

Jenna Bosco

Senior Vice President,

Corporate Communications

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com